Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Quicksilver Resources Inc. on Form S-1 of our report dated March 15, 2004 (January 28, 2005 as to Note 23) (which report expresses an unqualified opinion and includes two explanatory paragraphs related to the adoption of Statement of Financial Accounting Standards (FAS) No. 133, Accounting for Derivative Instruments and Certain Hedging Activities and FAS No. 143, Accounting for Asset Retirement Obligations), relating to the financial statements of Quicksilver Resources Inc. included herein and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Fort Worth, Texas

January 28, 2005